Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS FIRST QUARTER 2007 EARNINGS
First Quarter Earnings Decline on Sharply Lower Natural Gas Prices
Production Increases 21% to a First Quarter Record
DENVER, COLORADO, March 13, 2007—CREDO Petroleum Corporation (NASDAQ: CRED) today reported financial results for the quarter ended January 31, 2007.
For the first fiscal quarter ended January 31, 2007, CREDO generated net income available to shareholders of $1,364,000. The financial benefit of a 21% increase in production was more than offset by significantly lower natural gas prices. For first quarter, NYMEX prices were 42% lower than last year—$7.10 per Mcf versus $12.16 in the aftermath of Hurricane Katrina. CREDO’s first quarter natural gas price realizations were only 26% lower than last year due to hedging transactions.
Net income declined 20% to $1,364,000 compared to $1,695,000 last year. On a per diluted share basis, net income was $.15 compared to $.18 last year. Revenue fell to $4,055,000 for the first quarter of 2007 compared to $4,365,000 last year. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) declined to $2,864,000 compared to $3,101,000 last year.
James T. Huffman, President, said, “The fundamentals of our business improved during the first quarter, as highlighted by a 21% increase in production to a new record. Nevertheless, our financial results for the period are below last year due to sharply lower natural gas prices. Fortunately, our first quarter natural gas price realizations were buttressed by hedging gains.”
PRODUCTION VOLUMES SET FIRST QUARTER RECORD
Successful drilling boosted production 21% to a new first quarter record, following production growth of 13% last year. First quarter 2007 production was 600 MMcfe (million cubic feet of gas equivalent) compared to 494 MMcfe last year. Natural gas production rose 21% to a first quarter record of 528 MMcf compared to 437 MMcf last year. Oil production rose 25% to 11,900 barrels compared to 9,500 barrels last year. Natural gas accounted for 88% of the company’s first quarter 2007 production.
CAPITAL SPENDING REMAINS ROBUST
Capital spending for the first quarter totaled $3,061,000 compared to $3,221,000 last year. This level of capital spending enables CREDO to continue to increase its production, while simultaneously setting the stage for significant production and reserve growth through new projects.

PRODUCT PRICES SHARPLY LOWER COMPARED TO LAST YEAR
Net wellhead natural gas prices for the first quarter fell 40% to $5.28 per Mcf compared to $8.80 last year. Hedging transactions increased wellhead prices $.75 per Mcf. By comparison, hedging transactions reduced wellhead prices $.61 per Mcf last year. As a result, CREDO’s total natural gas price realizations fell only 26% to $6.03 per Mcf compared to $8.19 last year. Wellhead oil prices fell 8% to $52.06 per barrel compared to $56.94 last year. There were no oil hedging transactions.
Hedge positions for production months after first quarter end totaled 1.99 Bcf (billion cubic feet of gas) covering the production months of February 2007 though March 2008. These hedges are intended to cover between 60% and 75% of the company’s current production base without taking into consideration estimates of new production from future operations. The average monthly hedge price (NYMEX basis) ranges from $7.76 in the summer to $9.47 in the winter, with a weighted average price for the period hedged of $8.55.
Hedges include contracts indexed to the NYMEX (83%) and to Panhandle Eastern Pipeline Company for Texas, Oklahoma mainline (17%). For comparative purposes, hedges indexed to Panhandle Eastern Pipeline Company are expressed on a NYMEX basis. For hedges indexed to Panhandle Eastern Pipeline Company, the individual month price (basis) differentials between the NYMEX and Panhandle Eastern Pipeline Company range from minus $1.16 to minus $0.90.
STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
A SOLID FOUNDATION FOR GROWTH
At January 31, 2007, working capital was $9,451,000, a 19% increase over last year. Total assets were $48,709,000 including cash and short-term investments of $9,191,000. Stockholders’ equity was a record $35,917,000. The company’s only long-term debt is $163,000 related to an exclusive license obligation.
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Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions, as well as Texas, Kansas and Louisiana. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Year Ended	Year Ended
	January 31,	January 31,
Condensed Operating Information	2007	2006
Revenue:
Oil and Gas Sales	$3,808,000	$4,120,000
Investment Income and Other	247,000	245,000

	4,055,000	4,365,000

Expenses:
Oil and Gas Production	913,000	1,004,000
Depreciation, Depletion and Amortization	958,000	738,000
General and Administrative	278,000	260,000
Interest	6,000	9,000

	2,155,000	2,011,000

Income Before Income Taxes	1,900,000	2,354,000

Income Taxes	(536,000)	(659,000)

Net Income	$1,364,000	$1,695,000

Basic Income Per share	$.15	$.19

Diluted Income Per Share	$.15	$.18

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,261,000	9,137,000

Diluted	9,387,000	9,475,000

Condensed Balance Sheet Information	January 31, 2007	October 31, 2006
Cash and Short-Term Investments	$9,191,000	$10,201,000
Other Current Assets	3,565,000	3,708,000
Oil and Gas Properties, Net	34,165,000	32,092,000
Exclusive License Agreement, Net	251,000	268,000
Other Assets	1,537,000	1,490,000

	$48,709,000	$47,759,000

Current Liabilities	$3,305,000	$3,836,000
Deferred Income Taxes	8,367,000	8,039,000
Exclusive License Agreement Obligation	163,000	163,000
Asset Retirement Obligations	957,000	954,000
Stockholders’ Equity	35,917,000	34,767,000

	$48,709,000	$47,759,000